Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2009,
DECLARES INCREASED FIRST QUARTER 2009 CASH DIVIDEND AND
ANNOUNCES ASSET PURCHASE AGREEMENT WITH CONTRACT
ENVIRONMENTAL SERVICES, INC.
Bensalem, PA — April 14, 2009, Healthcare Services Group, Inc. (NASDAQ-HCSG) reported that revenues for the three months ended March 31, 2009 increased 9% to $160,409,000 compared to $147,259,000 for the same 2008 period. Net income increased 13% for the three months ended March 31, 2009 to $7,736,000 or $.18 per basic and per diluted common share, compared to the 2008 first quarter net income of $6,857,000 or $.16 per basic and per diluted common share.
     The Board of Directors has declared a first quarter 2009 regular quarterly cash dividend of $.18 per common share, payable on May 15, 2009 to shareholders of record at the close of business April 24, 2009. This represents a 6% increase over the dividend declared for the 2009 first quarter and a 29% increase over the 2008 same period payment. It is the 24th consecutive regular quarterly cash dividend payment, as well as the 23rd consecutive increase since our initiation of regular quarterly cash dividend payments in 2003.
     On April 13, 2009, we entered into a definitive asset purchase agreement with Contract Environmental Services, Inc. to acquire substantially all of its assets. The transaction is anticipated to close on or about May 1, 2009, subject to the satisfaction of customary closing conditions. The proposed purchase price consists of: (i) the issuance of approximately 65,000 shares of our common stock, (ii) the future issuance of approximately 265,000 shares contingent upon the achievement of certain financial targets,(iii) a cash payment of approximately $5,000,000, and (iv) our assumption of approximately $5,500,000 of certain debt obligations of the sellers.

1st Quarter 2009 Earnings Release	April 14, 2009

     Contract Environmental Services, Inc is a provider of professional housekeeping, laundry and food services to long-term care and related facilities. Although there can be no assurance thereof, Healthcare expects the transaction to add more than $40,000,000 to its annualized revenues, as well as being accretive to future earnings per share.
     The Company will host a conference call on April 15, 2009 at 8:30 AM Eastern Time to discuss its results for the three month period ended March 31, 2009. The call in number is 877-718-5106.
Cautionary Statement Regarding Forward-Looking Statements
This report and documents incorporated by reference into this report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, are not historical facts but rather based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes”, “anticipates”, “plans”, “expects”, “will”, “goal”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; one client accounting for approximately 14% of revenues in the three month period ended

1st Quarter 2009 Earnings Release	April 14, 2009

March 31, 2009-(see note 5, “Major Client” in the accompanying Notes to Consolidated Financial Statements); risks associated with our pending acquisition of Contract Environmental Services, Inc; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008 in Part I under “Government Regulation of Clients”, “Competition”, “Service Agreements/Collections”, and under Item IA “Risk Factors”. Many of our clients’ revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress has affected through the enactment of a number of major laws during the past decade. These laws have significantly altered, or threatened to alter, overall government reimbursement funding rates and mechanisms. In addition, the current economic crises could adversely affect such funding. The overall effect of these laws and trends in the long-term care industry have affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.
In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Company Contacts:
Daniel P. McCartney	Thomas Cook
Chairman and Chief Executive Officer	President
215-639-4274	215-639-4274

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$44,476,000	$37,501,000
Marketable securities, net	51,946,000	49,414,000
Accounts receivable, net	98,213,000	96,558,000
Other current assets	20,684,000	23,142,000

Total current assets	215,319,000	206,615,000

Property and equipment, net	3,906,000	3,929,000
Notes receivable- long term, net	5,605,000	3,201,000
Goodwill , net	15,020,000	15,020,000
Other Intangible Assets, net	4,769,000	5,033,000
Deferred compensation funding	8,254,000	8,287,000
Other assets	6,822,000	6,476,000

Total Assets	$259,695,000	$248,561,000

Accrued insurance claims- current	$4,183,000	$3,943,000
Other current liabilities	34,136,000	25,099,000

Total current liabilities	38,319,000	29,042,000

Accrued insurance claims- long term	9,761,000	9,201,000
Deferred compensation liability	8,334,000	8,636,000
Stockholders’ equity	203,281,000	201,682,000

Total Liabilities and Stockholders’ Equity	$259,695,000	$248,561,000

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
Revenues	$160,409,000	$147,259,000
Operating costs and expenses:
Cost of services provided	137,892,000	125,854,000
Selling, general and administrative	10,876,000	10,579,000

Income from operations	11,641,000	10,826,000
Other income:
Investment and interest	937,000	324,000

Income before income taxes	12,578,000	11,150,000
Income taxes	4,842,000	4,293,000

Net income	$7,736,000	$6,857,000

Basic earnings per common share	$.18	$.16

Diluted earnings per common share	$.18	$.16

Cash dividends per common share	$.17	$.13

Basic weighted average number of common shares outstanding	43,457,000	43,016,000

Diluted weighted average number of common shares outstanding	44,073,000	44,213,000